Exhibit 10.25

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated February 4, 2008, is entered into by and among FAAC Incorporated, a Michigan corporation with its principal place of business located at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108 (the “Buyer”), Realtime Technologies, Inc., a Michigan corporation with its principal place of business at 1523 North Main Street, Royal Oak, Michigan 48067 (the “Company”), Richard Romano, an individual residing at 712 Park Avenue, Royal Oak, Michigan 48067 (the “Stockholder”) and, as guarantor with respect to Article II and Sections 6.2.10 and 7.2.2 only, Arotech Corporation, a Delaware corporation with its principal place of business located at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108 (“Arotech”).

W I T N E S S E T H :

WHEREAS, the Buyer has proposed to purchase and the Stockholder has proposed to sell, on the terms and conditions stated in this Agreement, all of the Stockholder’s outstanding shares of Common Stock, no par value per share, issued by the Company as set forth on Schedule 3.3.1 (the “Company Common Stock”), constituting all of the issued and outstanding capital stock of the Company; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to consent to that purchase and sale (the “Purchase/Sale”).

NOW, THEREFORE, the Buyer, the Company and the Stockholder hereby agree as follows:

ARTICLE I

Definitions

1.1.           Defined Terms. For the purposes of this Agreement, the terms listed below shall have the following meanings:

1.1.1.  “2008 Net Profit” shall mean net profit (as defined by GAAP) realized by the Company during calendar year 2008.

1.1.2.  “Acquisition Proposal” shall have the meaning defined in Section 5.7.

1.1.3.   “Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. With respect to a Stockholder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Stockholder’s will be deemed to be an Affiliate of the Stockholder. With respect to individuals, “Affiliate” includes first and second degree relatives, whether related by blood or by marriage.

1.1.4.  “Agreement” shall mean this Stock Purchase Agreement, as it may be amended from time to time.

1.1.5.  “Arotech” shall have the meaning set forth in the preamble to this Agreement.

1.1.6.  “Arotech Common Stock” shall mean the Common Stock, no par value per share, of Arotech.

1.1.7.  “Association” shall have the meaning defined in Section 10.2.

1.1.8.  “Benefit Arrangement” shall mean each (i) employee benefit plan, as defined in Section 3(3) of ERISA; (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, saving and profit sharing, severance or termination pay (other than statutory or the common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, life insurance, disability or other (whether insured or self-insured) insurance, a supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, formal or informal, which any current or former employee, consultant or director of the Company or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Company or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

1.1.9.  “Burdensome Condition” shall have the meaning defined in Section 6.2.5.

1.1.10.  “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

1.1.11.  “Buyer” shall have the meaning set forth in the preamble to this Agreement.

1.1.12.  “Buyer’s Accountant” shall mean any member firm of BDO Seidman, LLP.

1.1.13.  “Buyer Indemnified Parties” shall have the meaning defined in Section 8.2.1.

1.1.14.  “Cash Consideration” shall have the meaning defined in Section 2.4.1.

1.1.15.  “Closing” shall have the meaning defined in Section 7.1.

1.1.16.  “Closing Consideration” shall have the meaning defined in Section 2.4.

1.1.17.  “Closing Date” shall have the meaning defined in Section 7.1.

1.1.18.  “Closing Stock Consideration” shall have the meaning defined in Section 2.4.2.

1.1.19.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.1.20.  “Commission” shall mean the United States Securities and Exchange Commission, and all subdivisions, employees and agents thereof.

1.1.21.  “Company” shall mean Realtime Technologies, Inc., a Michigan corporation.

1.1.22.  “Company’s Accountant” shall mean Karen L. Andrusiak and/or K.A. Accounting.

1.1.23.  “Company’s Customers” shall mean customers of the Company with whom the Stockholder had business contacts during the course of his employment with the Company.

1.1.24.  “Company Common Stock” shall have the meaning defined in the recitals to this Agreement.

1.1.25.  “Company Financial Statements” shall have the meaning defined in Section 3.14.

1.1.26.  “Confidentiality Agreement” shall have the meaning defined in Section 5.5.

1.1.27.  “Damages” shall have the meaning defined in Section 8.2.1.

1.1.28.  “Disclosure Schedule” shall have the meaning defined in Section 1.3.

1.1.29.  “Dispute Notice” shall have the meaning defined in Section 10.1.

1.1.30.  “Earnout Consideration” shall have the meaning defined in Section 2.5.

1.1.31.  “Environmental Laws” shall mean means all Laws relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to releases or threatened releases of Hazardous Substances (including releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances. “Environmental Laws” include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42. U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), and all other Governmental Authority laws analogous to any of the above, including without limitation any laws of the State of Michigan analogous to any of the above.

1.1.32.  “ERISA” shall mean means the Employee Retirement Income Security Act of 1974, as amended.

1.1.33.  “ERISA Affiliate” shall mean, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

1.1.34.  “Evaluation Date” shall have the meaning defined in Section 3.34.

1.1.35.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.1.36.  “GAAP” shall mean generally accepted accounting principles in effect in the United States, consistently applied and maintained throughout the periods indicated, and consistent with prior financial practice (except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing).

1.1.37.  “Governmental Authority” shall mean any nation, territory or government, foreign or domestic, any state, local or other political subdivision thereof, and any court, bureau, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

1.1.38.  “Governmental Permits” shall mean all governmental permits and licenses, certificates of inspection, approvals or other governmental authorizations.

1.1.39.  “Hazardous Substances” shall mean:

(a)           any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls;

(b)           any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and

(c)           any other chemical, material or substance, the use, manufacture, distribution in commerce, or exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

1.1.40.  “Inbound Licenses” shall have the meaning defined in Section 3.21.2.

1.1.41.  “Indemnified Party” shall have the meaning defined in Section 8.2.3.

1.1.42.  “Indemnifying Party” shall have the meaning defined in Section 8.2.3.

1.1.43.  “Intellectual Property” shall mean the following property of Company: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all rights arising under or in connection with all Patents, (ii) all Marks and domain names, (iii) all Trade Secrets and confidential business information (including, without limitation, ideas, research, know-how, techniques, methods, data, product drawings, training manuals, regulatory strategies, and business and marketing plans and proposals) related to the Company, (iv) all copyrights, moral rights and other rights of authorship, including any registrations and applications for registration with respect to any of the foregoing, (v) all computer software used by the Company, (vi) all computer generated data and documentation related to or used by the Company, (vii) all third party license rights held by the Company, (viii) all designs, plans and documentation in whatever form related to products under development or products subject to a change in design or composition, and (ix) all other proprietary rights, formulas, specifications, processes, techniques, technical data and other know-how, whether now existing or hereafter developed, in which the Company has any rights.

1.1.44.  “Interim Financial Statements” shall have the meaning defined in Section 3.14.

1.1.45.  “IRS” shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury, and all subdivisions, employees and agents thereof.

1.1.46.  “Knowledge” with regard to the Company means the actual knowledge of the Stockholder and the Company’s President, Secretary, Treasurer and Board of Directors, in each case after review of such person’s own files and inquiry of those executives of the Company who would reasonably be expected to have knowledge of the specific matter at issue. The term “Knowledge” with regard to the Stockholder means the actual knowledge of the Stockholder, after review of the Stockholder’s own files and inquiry of those executives of the Company who would reasonably be expected to have knowledge of the specific matter at issue.

1.1.47.  “Laws” shall mean any national, federal, state, foreign, provincial or local law, statute, ordinance, rule, regulation, code, ordinance, order, judgment, injunction or decree of any country, foreign or domestic.

1.1.48.  “Leased Property” shall have the meaning defined in Section 3.26.2.

1.1.49.  “Lien” shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, incorporeal hereditament, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property.

1.1.50.  “Losses” shall have the meaning defined in Section 8.1.

1.1.51.  “Marks” shall mean all trademarks, service marks, trade dress and trade names, including all registrations, applications and renewals with respect thereto, and all works of authorship, applications, copyrights, registrations and renewals thereof owned by the Company or in which the Company has any rights or licenses.

1.1.52.  “Material Adverse Change” shall mean any material adverse change in the business (as now conducted or as proposed to be conducted by the Company at the date hereof and at the Closing Date), assets, financial condition, liabilities, operations or prospects of the Company.

1.1.53.  “Material Adverse Effect” shall mean any material adverse effect on the business (as now conducted or as proposed to be conducted by the Company at the date hereof and at the Closing Date), assets, financial condition, liabilities, operations or prospects of the Company.

1.1.54.  “Maximum Purchase Price” shall have the meaning defined in Section 2.2.

1.1.55.  “Net Worth” shall mean net assets minus net liabilities, as determined in accordance with GAAP.

1.1.56.  “Organizational Documents” shall mean a corporation’s Articles of Incorporation, Certificate of Incorporation, By-Laws or equivalent organizational documents.

1.1.57.  “Outbound Licenses” shall have the meaning defined in Section 3.21.2.

1.1.58.  “Owned Property” shall have the meaning defined in Section 3.26.1.

1.1.59.  “Patents” shall mean shall mean the Company’s right, title and interest in and to all unexpired domestic and foreign utility and design patents, patent applications, similar grants and applications therefor, and any improvements, continuations, continuations-in-part, divisionals, extensions, reissues, reexaminations or substitutions thereof, and any and all inventions embodied within the foregoing.

1.1.60.  “Person” shall mean any individual or any corporate or other entity, including without limitation federal, state, local and foreign governmental agencies and all subdivisions thereof.

1.1.61.  “Plan” means any pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay or other similar plans, programs or agreements, or any personnel policy, whether reduced to writing or not, relating to any persons employed by the Company (as defined for purposes of Section 414(b), (c) and (m) of the Code.

1.1.62.  “Purchase Price” shall have the meaning defined in Section 2.2.

1.1.63.  “Purchase/Sale” shall have the meaning defined in the recitals to this Agreement.

1.1.64.  “Registration Rights Agreement” shall have the meaning defined in Section 2.4.2.

1.1.65.  “Requisite Regulatory Approval” shall have the meaning defined in Section 6.1.2.

1.1.66.  “Resolution Notice” shall have the meaning defined in Section 10.1.

1.1.67.  “Review Notice” shall have the meaning defined in Section 10.1.

1.1.68.  “Securities Act” shall mean the Securities Act of 1933, as amended.

1.1.69.  “Seller Indemnified Parties” shall have the meaning defined in Section 8.2.2.

1.1.70.  “Service Provider” shall have the meaning defined in Section 3.20.3.

1.1.71.  “Short Sales” include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (ii) sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

1.1.72.  “Stockholder” shall have the meaning set forth in the preamble to this Agreement.

1.1.73.  “Stockholder’s Accountant” shall mean Karen L. Andrusiak and/or K.A. Accounting.

1.1.74.  “Subchapter S Tax Liability” shall mean the federal and state income Taxes payable by the Stockholder with respect to the taxable income realized by the Company in 2007 and/or 2008 that is allocated to the Stockholder pursuant to Subchapter S of the Code, calculated for the Stockholder upon the assumption that such allocated taxable income will be subject to income tax at the highest marginal rate under the Code or other applicable taxing statute.

1.1.75.  “Subsidiary” means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

1.1.76.  “Supplemental Financial Information” shall have the meaning defined in Section 5.8.

1.1.77.  “Tax” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, assessment or levy of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

1.1.78.  “Tax Return” shall mean any federal, state, local or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.1.79.  “Trade Secrets” shall mean shall mean any and all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how, whether now existing or hereafter developed, to which the Company has any rights. Until such time as any particular patent has issued in accordance with the terms of a patent application, the term “Trade Secrets” shall be deemed to include all inventions claimed in such patent application. The term “Trade Secrets” shall also include all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how included in any patent application but which have not been included within an allowed claim in any patent.

1.1.80.  “Trading Affiliates” shall have the meaning defined in Section 3.35.6.

1.1.81.  “Unaffiliated Accountant” shall have the meaning defined in Section 10.1.

1.2.           Other Definitional Matters. The provisions of Section 11.8 shall apply, mutatis mutandis, to the terms defined above.

1.3.           Disclosure Standards. Immediately prior to the execution and delivery of this Agreement, the Stockholder has delivered to the Buyer, and the Buyer has delivered to the Stockholder, a schedule (“Disclosure Schedule”) setting forth, among other things, on schedules corresponding to the Sections hereof, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations, warranties or covenants contained in this Agreement, or that are necessary to make the statements made in this Agreement and in the Disclosure Schedule, individually and taken as a whole, not misleading.

ARTICLE II

Purchase/Sale and Transfer of Company Common Stock

2.1.           Purchase/Sale. Subject to the terms and conditions of this Agreement, the Buyer shall purchase and the Stockholder shall sell all of the issued and outstanding shares of Company Common Stock at the Closing, effective as of the Closing Date, free and clear of all Liens.

2.2.           Purchase Price. The aggregate purchase price (the “Purchase Price”) for all of the issued and outstanding shares of the Company Common Stock is the sum of the Closing Consideration established pursuant to Section 2.4 and the Earnout Consideration established pursuant to Section 2.5; provided, however, that under no circumstances shall the aggregate Purchase Price to be paid by the Buyer be in excess of $1,600,000 (the “Maximum Purchase Price”), nor shall the aggregate Purchase Price to be paid by the Buyer (in Cash Consideration and in Closing Stock Consideration valued as provided in Section 2.4.2 below) be less than $1,350,000 (the “Minimum Purchase Price”).

2.3.           Transfer of Shares. Stockholder directly owns all outstanding shares of the Company Common Stock.  At the Closing, the Stockholder shall transfer all of the shares of Company Common Stock registered in the Stockholder’s name to the Buyer by endorsing (by means of an undated stock power executed in blank) and delivering to the Buyer the original stock certificate(s) representing such shares of Company Common Stock.

2.4.           Closing Consideration. The portion of the Purchase Price payable in cash at the Closing (the “Closing Consideration”) will be an amount equal to the following:

2.4.1.  $1,000,000 in cash (the “Cash Consideration”).

2.4.2.  At the Closing, the Buyer shall cause Arotech to issue in the name of the Stockholder and deliver to the Stockholder that number of shares of Arotech Common Stock having a value, based upon the average closing price of such Arotech Common Stock on the Nasdaq Global Market during the ten Business Days prior to the signing of this Agreement, of $350,000 (the “Closing Stock Consideration”), to be registered pursuant to the terms of a registration rights agreement in substantially the form of Exhibit 2.4.2 hereto (the “Registration Rights Agreement”).

2.5.           Earnout Consideration. The Stockholder, but only if the Stockholder is still serving as CEO of the Company through December 31, 2008, shall receive an amount equal to the Company’s 2008 Net Profit, up to a maximum of $250,000, as the portion of the Purchase Price payable on the basis of the operations of the Company following the Closing (the “Earnout Consideration”). Stockholder’s Earnout Consideration in the event of a 2008 zero Net Profit or 2008 net loss shall be zero.  In no event, shall the calculation of the Stockholder’s Earnout Consideration serve to reduce the Purchase Price below the Minimum Purchase Price.  The Buyer will cause the Buyer’s Accountants, not later than March 15, 2009, to review and audit the financial statement of the Company for its year ended December 31, 2008, and the Company and the Buyer will, based on such audit, prepare and deliver to the Stockholder a computation of the Company’s 2008 Net Profit based upon the information contained in that financial statement and the Earnout Consideration payable to the Stockholder based upon 2008 Net Profit. On or before April 15, 2009, or, if the amount of the Earnout Consideration is not finally resolved as of that date pursuant to Article X, within ten (10) Business Days after that amount is finally resolved, the Buyer shall pay to the Stockholder, by cashier’s check or wire transfer of funds, the amount specified as the Earnout Consideration. Any questions regarding that computation of the Earnout Consideration shall be resolved in the manner specified in Section 10.1.  Neither Buyer nor its agents, affiliates, parents, successors or directors shall reorganize, dissolve, sell or merge the Company or otherwise substantially alter its operations in the ordinary course as in the same manner of prohibitions contained in Section 5.31.1(a)-(m) prior to December 31, 2008, unless Buyer first pays the Stockholder the maximum Earnout Consideration ($250,000) without regard to any Net Profit calculation otherwise called for by this Agreement, or unless Stockholder provides prior written consent to the alteration of Ordinary Course Operations.  The obligation to pay the Earnout Consideration to Shareholder, wherever applicable, is the joint and several obligation of the Company and the Buyer.

ARTICLE III

Representations and Warranties of the Company and the Stockholder

The Company and the Stockholder hereby jointly and severally represent and warrant to the Buyer and, in the case of Section 3.35, to Arotech, that:

3.1.           Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby. The Company is also registered to do business in the States of Colorado and Utah, and the Company is not, by the manner in which it conducts its business or owns or leases its property, required to be registered to do business in any other jurisdictions. The Disclosure Schedule contains a true, complete and accurate copy of each of the Organizational Documents of the Company.

3.2.           Organizational Documents; Corporate Records. The Company has heretofore made available to the Buyer a complete and correct copy of its Organizational Documents, each as amended to date. Such Organizational Documents are in full force and effect. The Company is not in violation of any provision of its Organizational Documents. The minute books of the Company, which have heretofore been made available in their entirety to the Buyer, contain in all material respects true and correct records of all meetings held or true and complete records of all other corporate actions taken at any time by written consent or otherwise by its stockholders or Board of Directors or by any committee of the Board of Directors.

3.3.           Capitalization.

3.3.1  The authorized capital stock of the Company consists of sixty thousand (60,000) shares of Company Common Stock. As of the date hereof and as of the Closing Date and the Closing, five thousand (5,000) shares of Company Common Stock are issued and outstanding to the Stockholder, all of which are duly authorized, validly issued in compliance with all applicable laws, and are fully paid and nonassessable and free of preemptive or similar rights created by statute, the Organizational Documents of the Company, or any other agreement to which the Company or the Stockholder is a party or by which it or he is bound.

3.3.2  Except as set forth in Schedule 3.3.2, (i) there are no outstanding subscriptions, options, warrants, calls, preemptive or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other entity. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock or the direction of the business operation or conduct of the Company.

3.4.           Ownership of Company Common Stock. The Stockholder owns, of record, the shares of Company Common Stock set forth on Schedule 3.3.1, free and clear of all Liens of any nature whatsoever, and no other shares of Company Common Stock are issued or outstanding.

3.5.           Authority.

3.5.1. The Stockholder has the requisite legal capacity, power and authority to enter into and to perform his obligations under this Agreement and this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

3.5.2. The Company has full corporate power and authority (i) to execute and deliver this Agreement; (ii) to perform its obligations under this Agreement and (iii) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors and stockholders of the Company and no other corporate or other proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

3.6.           No Conflict.

3.6.1.  Except as provided in Schedule 3.6, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of the Company, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company, or by which any property or asset of the Company is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or, except as set forth in Schedule 3.6, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of the Company pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party, or by which the Company is bound.

3.6.2.  Except as provided in Schedule 3.6, neither the execution, delivery nor performance of this Agreement by the Stockholder, nor the consummation of the transactions contemplated hereby, nor compliance by the Stockholder with any of the terms and conditions hereof, will (i) conflict with, violate or result in the breach of any provision of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company or to the Stockholder or by which the Company Common Stock held by the Stockholder is bound or (ii) conflict with, violate or result in the breach of any provision of or constitute a default (or an event, which, with notice of lapse of time or both, will constitute a default) under or result in the creation of a Lien, pledge, security interest, charge or any other encumbrance on any Company Common Stock owned by the Stockholder, pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or other obligation to which the Stockholder is party.

3.6.3.  Except as provided in Schedule 3.6, neither the execution, delivery and performance of this Agreement by the Company or the Stockholder, nor the consummation by the Company or the Stockholder of the transactions contemplated hereby, nor compliance by the Company or the Stockholder with any of the terms or provisions hereof or thereof, will result the cancellation or termination of, or give any party the right to cancel, modify or amend (i) any security clearance held by the Stockholder or any current employee of the Company and used for useful in connection with its business, or (ii)  any agreement for the sale of materials, products, services or supplies or qualification authorizing or permitting the Company to sell materials, products, services or supplies or qualification to any person.

3.7.           Consents and Approvals. Except as provided in Schedule 3.7, the execution, delivery and performance of this Agreement by the Company or the Stockholder does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or with any third party. Neither the Company nor the Stockholder is aware of any reason why the approvals, consents and waivers referred to herein should not be obtained.

3.8.           Absence of Certain Payments. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company, has used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

3.9.           Compliance. The Company has secured and maintained all material licenses, franchises, permits or authorizations for the lawful conduct of its business. Schedule 3.9 sets forth all such material licenses, franchises, permits or authorizations issued or granted to the Company. All such licenses, franchises, permits and authorizations are validly held by the Company, and the Company has complied in all material respects with all terms and conditions thereof. The Company has in all material respects complied with and is not in material conflict with, or in default or material violation of, (i) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Authority, applicable to the Company or by which any property or asset of the Company is bound or affected or (ii) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected.

3.10.        Taxes and Tax Matters.

3.10.1.  The Company has filed all Tax Returns that it has been required to file under applicable tax laws and regulations. All such Tax Returns were correct and complete in all respects when filed. All such Tax Returns were filed on the basis that the Company was an electing corporation under Subchapter S of the Code. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. Except for Taxes payable with respect to the Company’s operation in 2007 that are not yet due and payable, all Taxes owed by the Stockholder with respect to the income of the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company is not required to file Tax Returns in any jurisdiction where the Company does not file Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

3.10.2.  The Company has withheld and paid all Taxes required to be withheld or paid by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

3.10.3.  There is no dispute or claim concerning any Tax liability of the Company (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the Company and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has delivered to the Buyer correct and complete copies of all federal, state and local income Tax Returns filed by the Company since January 1, 2000, none of which has been the subject of any examination reports, or statements of deficiencies.

3.10.4.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.10.5.   The Company (and any predecessor) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and will be an S corporation up to and including the Closing Date. The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of assets caused by an election under Code Section 338(h)(10). The Company has not, in the past ten years, acquired assets from another corporation in a transaction in which the Company’s basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor.

3.10.6.  The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return or (B) does not have any liability for the Taxes of any Person (other than the Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or a successor, by contract, or otherwise. The Company has not been a party to any distribution in which the parties to such distribution treated such distribution as one to which Section 355 of the Code applied. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). The Company does not have a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

3.10.7.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in accounting method; (B) “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or foreign law) executed on or prior tot eh Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

3.11.        Assets. The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liens, other than (i) statutory liens securing current taxes and other obligations that are not yet delinquent, (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties and (iii) liens disclosed in Schedule 3.11. The Company has good and valid title to, or in the case of leased assets valid leasehold interests in, all of its tangible assets, real, personal and mixed, used or held for use in its business, including all such assets reflected in the Company’s balance sheet dated as of September 30, 2007, other than those used, consumed or disposed of in the ordinary course of business after such date, free of all Liens, other than (i) statutory liens securing current taxes and other obligations that are not yet delinquent, (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties and (iii) liens disclosed in Schedule 3.11. The assets that the Company owns are all of the assets necessary for the continued conduct of the Company’s business in the manner in which it has heretofore been conducted and proposed to be conducted. The Company does not have any leased property (real or personal) except as disclosed in Schedule 3.11.

3.12.         Condition of Assets. All material assets of the Company, including all assets leased or licensed to the Company, are in good operating condition, regularly and properly maintained, and fit for the operation in the ordinary course of the Company’s business (subject to normal wear and tear) with no defects that could interfere with the conduct of normal operations of the Company, and are suitable for the purposes of which they are currently being used.

3.13.         Equity Investments. Except as set forth in Schedule 3.13, the Company does not currently own any capital stock or other proprietary interest, directly or indirectly, in any corporation, limited liability company, association, trust, partnership, joint venture or other entity.

3.14.         Financial Statements. The balance sheets and related statements of operations and cash flows of the Company prepared by the Company’s Accountant as of and for the fiscal years ended December 31, 2006 and 2005 (the “Company Financial Statements”), and the internally prepared balance sheet and related statement of operations of the Company as of and for the three and nine months ended September 30, 2007 (the “Interim Financial Statements”), that are included as Exhibit 3.14 fairly present in all material respects the financial position of the Company as at such dates and the results of its operations for the periods then ended in accordance with GAAP (except as specified in Schedule 3.14), subject to, in the case of the Interim Financial Statements, adjustments required in the normal course upon review or audit for the three and nine months ended September 30, 2007. The unaudited financial statements of the Company for the twelve months ended December 31, 2007 will reflect net income of not less than $185,000 and net worth (net assets minus net liabilities) of not less than $500,000, as agreed between the Buyer’s Chief Financial Officer and the Company’s Accountant. Since the date of the Interim Financial Statements, there has been no Material Adverse Change. The Stockholder has made available to Buyer certain financial forecasts with respect to the Company’s business which forecasts were prepared based upon the assumptions reflected therein. The Stockholder makes no representation or warranty regarding the accuracy of such forecasts or as to whether such forecasts will be achieved or otherwise, except that the Stockholder represents and warrants that such forecasts were prepared in good faith and are based on assumptions believed by him to be reasonable and accurate. Since September 30, 2007, the Company has made no distributions to the Stockholder, except for the amounts reflected in Schedule 5.3.

3.15.        Absence of Undisclosed Liabilities. Except as set forth in the Interim Financial Statements, the Company has no liabilities of any nature (matured or unmatured, accrued, fixed or contingent, including, without limitation, any liabilities for unpaid taxes), except as have accrued in the ordinary course of business from the date of the Interim Financial Statements to the date of this Agreement and to the Closing Date.

3.16.         Events Subsequent to Last Fiscal Year.

3.16.1.  Since December 31, 2006, there has been no event or condition that has had or reasonably could be expected to have a Material Adverse Effect, and there has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any respect any of the material assets of the Company.

3.16.2.  Since December 31, 2006, the Company has conducted its business only in the ordinary course. Without limiting the generality of the foregoing, since December 31, 2006, and except as set forth in Schedule 3.16.2, the Company has not:

(a)            issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any shares of common stock or other equity interest or any security convertible into shares of common stock or other equity interest;

(b)            other than in the ordinary course of business, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt securities, or borrowed or agreed to borrow any funds or entered into any lease the obligations of which, in accordance with GAAP, would be capitalized;

 (c)            paid any obligation or liability (absolute or contingent) other than current liabilities reflected in the Company Financial Statements and current liabilities incurred since December 31, 2006 in the ordinary course of business;

 (d)           declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any capital stock or any equity interest;

(e)           undertaken or committed to undertake capital expenditures exceeding $50,000 for any single project or related series of projects;

 (f)           except in the ordinary course of business, made or permitted any material amendment or termination of any agreement to which the Company is a party;

(g)           sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the assets reflected on the Company Financial Statements or any assets acquired by the Company after December 31, 2006, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of business;

(h)           canceled any debts owed to it or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of business;

 (i)            accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of business;

 (j)            delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of business;

(k)           entered into or become committed to enter into any other transaction except in the ordinary course of business;

 (l)            allowed the levels of supplies or other materials included in the inventory of the Company to vary materially from the levels customarily maintained in accordance with past practice;

(m)           except for increases in the ordinary course of business, instituted any increase in any compensation payable to any employee of the Company, amended any Plan or modified any other benefits made available to any such employees;

(n)           made any change in the accounting principles or made any material change in the accounting practices used by the Company from those applied in the preparation of the Company Financial Statements; or

 (o)           taken any of the actions which, under the terms of this Agreement, the Company is prohibited from taking between the date hereof and the Closing Date.

3.17.         No Bonuses or Other Payments to Employees or Stockholder. There are no accrued and unpaid dividends or distributions with respect to the Company Common Stock. Since December 31, 2006, except in the ordinary course of business or as set forth in Schedule3.17, the Company has not (i) paid or agreed to pay any bonus or any other increase in the compensation payable or to become payable or (ii) granted or agreed to grant any bonus, severance or termination pay, or entered into any contract or arrangement to grant any bonus, severance or termination pay, to any stockholder, officer or employee of the Company.

3.18.         Absence of Litigation. Neither the Company nor the Stockholder is a party to any, nor are there any pending, or to the Knowledge of the Company or the Stockholder, threatened, legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against the Company or any property or asset of the Company, before any Governmental Authority and no facts or circumstances have come to the Company’s or the Stockholder’s attention which have caused them to believe that a material claim, action, proceeding or investigation against or affecting the Company could reasonably be expected to occur. Neither the Company, nor any property or asset of the Company, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.19.        Employee Benefits.

3.19.1.  To the Company’s Knowledge, and except as disclosed on Schedule 3.19.1, (i) neither the Company nor any of its ERISA Affiliates maintains or sponsors, or has any liability, contingent or otherwise, with respect to, any Benefit Arrangement, (ii) no Benefit Arrangement provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA or similar state laws, and (iii) no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. The Company has delivered to Buyer true and complete copies of: (i) each written Benefit Arrangement document and a description of each unwritten Benefit Arrangement, (ii) the most recent summary plan description relating to any Benefit Arrangement, (iii) each trust, insurance or other funding contract or agreement relating to any Benefit Arrangement, (iv) each administrative services contract or agreement relating to any Benefit Arrangement, (v) the three most recent annual reports (Forms 5500) for each Benefit Arrangement (including all related schedules), if applicable, and (vi) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each Benefit Arrangement which is intended to constitute a qualified plan under Section 401 of the Code. Neither the Company nor any ERISA Affiliate has any obligation or commitment to establish, maintain, operate or administer any new Benefit Arrangement or to amend any Benefit Arrangement so as to increase benefits thereunder or otherwise.

3.19.2.  Neither the Company nor any ERISA Affiliate has or has ever had any liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA, including a “multiemployer plan,” as defined in Section 3(37) of ERISA or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA. Neither the Company nor any ERISA Affiliate has terminated a Benefit Arrangement with respect to which any liability remains outstanding.

3.19.3.  To the Company’s Knowledge, each Benefit Arrangement conforms to, and has been operated and administered in compliance with, its terms and all applicable laws, including ERISA and the Code, and including, but not limited to the requirements of ERISA Sections 601 et seq. and 701 et seq. and Sections 4980B, 9801 and 9802 of the Code. Each Benefit Arrangement intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a currently effective favorable determination letter issued by the IRS with respect to the qualification of such Benefit Arrangement under the Code. No event has occurred, and no condition exists, which could adversely affect the tax-qualified status of any such Benefit Arrangement. Neither the Company nor any ERISA Affiliate has incurred or is subject to a tax under Section 4979 of the Code. No Benefit Arrangement has assets that include securities issued by the Company or any ERISA Affiliate.

3.19.4.  There are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person or Governmental Authority, including any present or former participant or beneficiary under any Benefit Arrangement (or any beneficiary of any such participant or beneficiary) involving any Benefit Arrangement or any rights or benefits under any Benefit Arrangement other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. No event has occurred and no condition exists that could subject the Company or the fund of any Benefit Arrangement to the imposition of any tax or penalty with respect to any Benefit Arrangement, whether by way of indemnity or otherwise. All contributions required to have been made or remitted and all expenses required to have been paid by the Company to or under any Benefit Arrangement under the terms of any such plan, any agreement or any applicable law have been paid within the time prescribed by any such plan, agreement or law. All contributions to or under any Benefit Arrangement have been currently deductible under the Code when made. No “prohibited transaction” (as defined in ERISA Section 406) or breach of fiduciary responsibility has occurred with respect to any Benefit Arrangement for which a tax, penalty or other liability of whatever nature could be incurred by the Company, whether by way of indemnity or otherwise.

3.19.5.  To the Company’s Knowledge (other than with respect to any contract, agreement or benefit arrangement covering the Stockholder, as to which this representation is make without a Knowledge exception), there is no contract, agreement or benefit arrangement covering any current or former employee or director of the Company or any ERISA Affiliate which, individually or in the aggregate, could be expected to give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code) or be nondeductible under Section 162(m) of the Code. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event (including the termination of an employee’s employment) (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of the Company or any ERISA Affiliate under any Benefit Arrangement, or to any present or former employee, director, officer, stockholder, contractor or consultant of the Company or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of the Company or any ERISA Affiliate.

3.19.6.  Each Benefit Arrangement may be amended or terminated unilaterally by the Company at any time without liability or expense to the Company or any ERISA Affiliate as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no plan documentation or agreement, summary plan description or other written communication restricts or prohibits the Company or any ERISA Affiliate from amending or terminating any such Benefit Arrangement.

3.19.7.  No Benefit Arrangement is required to comply with the provisions of any foreign law.

3.19.8.  Based on the Company’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any Benefit Arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including the notices issued by the IRS thereunder).

3.19.9.  All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Arrangement, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on the Company’s financial statements in accordance with GAAP.

3.20.         Employee; Employment Matters.

3.20.1.  Schedule 3.20.1 lists (i) the names and titles of, and current annual compensation and the two most recent annual bonuses for, each current employee of the Company, (ii) the names of each director of the Company, (iii) the name of each Person who currently provides, or who has within the prior twelve month period provided, services to the Company as an independent contractor, and (iv) the names of each employee or independent contractor of the Company who is a party to a non-competition agreement with the Company. The Company has delivered to the Buyer a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of the Company. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Except as disclosed in Schedule 3.20.1, the Company is not a party to any written or oral agreement with any current or former employee of the Company providing for any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum. To the Knowledge of the Company, no employee of the Company is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant (i) to the Company, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by the Company or the use of trade secrets or proprietary information of others. To the Knowledge of the Company, no person has any plans to terminate employment or service with the Company.

3.20.2.  There are no material personnel policies applicable to the employees of the Company, other than employee manuals, copies of which have previously been delivered to the Buyer and a list of which is attached as Schedule 3.20.2.

3.20.3.  Except as set forth on Schedule 3.20.3, with respect to current and former employees and service providers of the Company (each a “Service Provider”):

(a)           the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(b)           to the Company’s Knowledge, there is no basis for any claim by any Service Provider that such Service Provider was subject to a wrongful discharge or any employment discrimination by the Company, or their respective management, arising out of or relating to such Service Provider’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable laws;

(c)           there is not now, nor within the past six years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company;

(d)           the Service Providers of the Company are not and have never been represented by any labor union, no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company, and to the Company’s Knowledge, no union organization campaign is in progress with respect to any of the Service Providers, and no question concerning representation exists respecting such Service Providers;

(e)           the Company has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Service Providers at any time, for any lawful or no reason, without penalty or liability;

 (f)           each Service Provider classified by the Company as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified, and the Company has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so;

(g)           the Company does not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or (to the Company’s knowledge) other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice); and

(h)           there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

3.20.4.  No “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act with respect to the Company has occurred.

3.21.         Intellectual Property Rights.

3.21.1.  Schedule 3.21 contains a complete and accurate list, and indicates the ownership of (i) all Patents which are used or held for use by Company in its business, (ii) all Marks which are used or held for use by Company in its business which are unregistered and material to the business or for which registrations have been obtained or applications therefor have been filed by the Company, (iii) all rights in Internet web sites and Internet domain names which are presently used or held for use by the Company in its business, and (iv) all proprietary software of the Company that is material to the Company’s business.

3.21.2.  Except for (A) Persons to whom the Company has granted licenses pursuant to the agreements listed on Schedule 3.21.2(a) (the “Outbound Licenses”) and (B) Persons who have granted licenses to the Company pursuant to the agreements list on Schedule 3.21.2(b) (the “Inbound Licenses”), no Person other than the Company has the right or license to practice or otherwise use any of the Intellectual Property. The Company has all right, title and interest to all Intellectual Property, without any conflict with the rights of others, and, except for rights granted to Company pursuant to the Inbound Licenses, there are no intellectual property rights owned or controlled by any third party necessary to practice or otherwise use the Intellectual Property or otherwise necessary for Company to operate its business.

3.21.3.  The Company has complied with its obligation under 37 CFR § 1.56(a) to disclose to the United States Patent and Trademark Office, during the pendency of any United States patent application included in the Intellectual Property, any information known to Company to be material to the patentability of the pending claims in such application.

3.21.4.  Documentation and necessary payments for the continuance of registration and applications for registration in the United States, Canada and in all other countries outside of the United States and Canada have been timely filed with the appropriate authorities for the Marks included in the Intellectual Property.

3.21.5.  All necessary documentation and payments have been timely filed with and made to the appropriate authorities in the United States, Canada and any country for which patent protection has been sought, for the applications for the patent applications, and maintenance of, all Patents included in the Intellectual Property.

3.21.6.  To the Company’s knowledge, no products, services, software, technologies, business processes or operations of the Company infringe, misappropriate, violate or otherwise interfere with, any patent, copyright, trade secret, trade name, trademark, service mark or other intellectual property or contractual right of another, and no such right which might be so infringed, misappropriated, violated or otherwise interfered with has been applied for by another. None of the Intellectual Property is or has been legally declared invalid or is the subject of a pending or threatened action or proceeding for opposition or cancellation, or any reexamination, opposition or interference proceeding or any form of proceeding for a declaration of invalidity, or other proceeding or action to invalidate or limit any of Company’s rights in the Intellectual Property, and no such proceeding is being threatened with respect to any of the Intellectual Property. None of the Intellectual Property has been infringed by the activities of any third party.

3.21.7.  Except for the Inbound Licenses, the Company does not have any licenses to use any patents, copyrights, trademarks, trade names, service marks and other intellectual property of others. All Inbound Licenses are in full force and effect and are valid, binding and enforceable in accordance with their terms and there are no existing defaults or events which, with the giving of notice or the lapse of time or both, would constitute a default thereunder by the Company, and Company has the right and authority to assign Company’s rights in such licenses to Buyer.

3.21.8.  The Company has, through the Intellectual Property, all patents, copyrights, trademarks, trade names, service marks, copyrights, software, rights to data, Internet web sites and Internet domain names and other intellectual property necessary or appropriate to conduct its business as conducted as of the date hereof, and as it has been conducted for the past five years.

3.21.9.  The Company has required all professional and technical employees, independent contractors and consultants who provided services to the Company in connection with the business, including, but not limited to, with respect to the creation or development of any Intellectual Property, to execute agreements under which such employees, contractors and consultants were required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment with or service to the Company, and none of the activities of the Company’s professional and technical employees, independent contractors or consultants who have provided services to the Company in connection with the Intellectual Property has violated any agreement between any such persons and any third party. A list of all of such agreements, copies of which have previously been delivered to the Buyer, is appended hereto as Schedule 3.21.9.

3.21.10.  All of the Outbound Licenses are assignable or otherwise transferable by the Company without the consent of the respective licensee.

3.21.11.  The Company has taken all necessary security measures to protect the secrecy, confidentiality and value of the Company’s Trade Secrets.

3.22.        Proprietary Information of Third Parties. To the Company’s knowledge, no Person employed by or otherwise providing services to the Company has (i) violated any of the terms or conditions of his employment, non-competition, non-disclosure or inventions agreement with the Company, (ii) disclosed or utilized any trade secret of or licensed by the Company or (iii) interfered in the employment relationship between the Company and any of its present or former employees.

3.23.         Environmental Liability. Except as disclosed in Schedule 3.23:

3.23.1.  The operations of the Company as they have been in the past and are presently conducted comply with all applicable Environmental Laws now in effect.

3.23.2.  The Company has obtained all environmental, health, and safety Governmental Permits necessary for the conduct of its operations as they have been in the past and are presently conducted, and all such Governmental Permits are in good standing and the Company is in compliance with all terms and conditions of such permits now in effect.

3.23.3.  The Company is not subject to any ongoing investigation by, order from or agreement with any Person relating to (i) any Environmental Law, or (ii) any remedial action arising from the release of a Hazardous Substance into the environment.

3.23.4.  The Company has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage, or disposal of a Hazardous Substance or reporting of a spill or release of a Hazardous Substance into the environment.

3.23.5.  The Company has not received any written notice or other claim to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance.

3.23.6.  The Purchase/Sale does not require any filing or registration with, notice to, or approval or consent by, any Governmental Authority under any Environmental Law.

3.24.        Competing Interests. Except as set forth in Schedule 3.23.13.24, neither the Company, nor any stockholder, officer or director thereof, nor any affiliate or immediate family member of any of the foregoing, (i) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (ii) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any agreement or other business relationship or arrangement material to the Company, provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 2% of the outstanding securities in such class.

3.25.        No Investment Banker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Stockholder.

3.26.         Real Property.

3.26.1.  Schedule 3.26 sets forth a complete list of all real property owned in fee by the Company (individually, an “Owned Property”) and identifies any material reciprocal easement or operating agreements relating thereto. The Company has delivered to the Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to such property or interests. Neither the whole nor any portion of the Owned Property is subject to any governmental decree or order to be sold nor have any proceedings for the condemnation, expropriation or other taking of all or any portion of the Owned Property been instituted or, to the Knowledge of the Company or the Stockholder, threatened by any Governmental Authority, with or without payment therefor. All facilities on the Owned Property have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or current operation thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations. There are no contracts granting to any party or parties the right of use or occupancy of any portion of the Owned Property. There are no outstanding options or rights of first refusal to purchase the Owned Property, or any portion thereof or interest therein.

3.26.2.  Schedule 3.26 sets forth a complete list of all real property leased by the Company (individually, a “Leased Property”) and identifies any material base leases and reciprocal easements or operating agreements relating thereto.

3.26.3.  Except as set forth in Schedule 3.26, the Company has good marketable and insurable fee title to all Owned Property and good and valid leasehold estates or interests in all Leased Property, in each case free and clear of all Liens, none of which impairs the utility, value or (in the case of Owned Property) marketability of such property.

3.27.         Contracts. Schedule 3.27 lists the following contracts and other agreements to which the Company is a party on the date of this Agreement:

(a)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(b)           any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services (including maintenance), the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000 per annum;

(c)           any agreement concerning a partnership or joint venture;

(d)           any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible or any agreement under which it is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person;

(e)           any agreement concerning non-competition or any other similar agreement or obligation which purports to limit the manner, industry, line of business or the localities in which the business of the Company is conducted, or which limits the customers or prospective customers that the Company may serve;

 (f)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(g)           any collective bargaining agreement;

(h)           any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance or change of control benefits;

(i)           any agreement under which it has advanced or loaned any amount to any of its shareholders, directors, officers, or employees (A) outside the ordinary course of the Company’s business, or (B) in the ordinary course of the Company’s business but involving an aggregate amount in excess of $10,000;

(j)           any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(k)           each written distributorship, sales agency, sales representative, reseller or marketing, value added reseller, original equipment manufacturing, technology transfer, source code license or other license or other agreement containing the right to license or sublicense software, technology and/or any other intellectual property, in each case, to which the Company is a party (whether as licensee or licensor);

(l)           each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, or any interest therein, of the Company, having a value in excess of $10,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of the Company’s business; or

(m)           any other agreement (or group of related agreements) the performance of which involves consideration or creates an obligation on the part of the Company in excess of $25,000.

The Company has provided the Buyer with access to a correct and complete copy of each written agreement listed in Schedule 3.27 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.27. With respect to any such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

3.28.         Government Contracts.

3.28.1.  In regard to any written or oral agreement that the Company has entered into with a Governmental Authority regarding the supply of goods or services (a “Government Contract”) in the seven year period ending as of the Closing Date, the Company has not:

(a)           been terminated for default;

(b)           been subject to formal cure notices or show cause notices;

(c)           been subject to breach of contract or other claims by its customers, prime contractors or subcontractors or vendors;

(d)           been subject to any stop work or suspension of work notices;

(e)           been subject to any notices of proposed debarment or suspension actions; or

 (f)           operated under any administrative compliance or corporate integrity agreement.

3.28.2. As of the date hereof and as of the Closing Date, in regards to any Government Contract:

(a)           there are no open audits or pending notices of disallowance or offsets or withholdings; and

(b)           there are no audits or investigations regarding compliance with the Buy American Act and the Trade Agreements Act, requirements promulgated by the Equal Employment Opportunity Commission or export control laws.

3.28.3.  No Government Contract contains clearance requirements that would implicate the requirements of the United States Department of Defense 5220.22-M, National Industrial Security Program Operating Manual.

3.29.        Customers and Suppliers. Since January 1, 2007, none of the customers of the Company that individually accounted for more than 5% of the Company’s consolidated gross revenues during the twelve-month period ended December 31, 2006 has terminated or indicated that it intends to terminate any agreement with the Company. Since January 1, 2007, no material supplier of the Company has indicated that it will stop, or decrease the rate of, supplying materials, products or services to the Company. The Company does not purchase any material item from a sole source which, if such sole source terminated doing business with the Company, could not be replaced without a Material Adverse Effect.

3.30.        Bank Accounts, Letters of Credit and Powers of Attorney. Schedule 3.30 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to the Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 3.30.

3.31.         Accounts Receivable and Inventory.

3.31.1.  All accounts receivable of the Company (i) are properly included in the Interim Financial Statements in accordance with GAAP, (ii) have arisen from bona fide transactions by the Company in the ordinary course of business and represent and will represent bona fide claims against debtors for sales and other charges and (iii) are not subject to any counterclaims or discounts (except for those for which adequate reserves have been established in accordance with GAAP consistently applied). All such accounts receivable reflected in the Interim Financial Statements are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof and within 90 days of the issuance date of invoices, net of any applicable allowance for doubtful accounts reflected in the latest balance sheet included therein.

3.31.2.  The inventories (and any reserves established with respect thereto) of the Company as of September 30, 2007 are described in Schedule 3.31. All such inventories (net of any such reserves) are (i) properly included in the Interim Financial Statements in accordance with GAAP, (ii) are of such quality as to be useable and saleable in the ordinary course of business (subject in the case of work in process inventory to completion in the ordinary course of business) and (iii) are reflected in the books and records of the Company at the lower of cost or market value. Such inventories are located at the locations set forth in Schedule 3.31 and the Company has good and marketable title to all of such inventory, free and clear of any Liens.

3.32.         Insurance. Schedule 3.32 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the past five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the period up to and including the date hereof. The Company shall use all reasonable best efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date. The Company has complied in all material respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner. The full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and, to the Knowledge of the Company or the Stockholder, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the Company or the Stockholder thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

3.33.         Export Control Laws. The Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, the Company represents and warrants that:

(a)           To the Company’s Knowledge, the Company has obtained all export licenses and other approvals required for its exports of products and technologies from the United States except where the failure to obtain such export licenses and other approvals would not subject the Company to penalties other than fines not to exceed $5,000 in the aggregate;

(b)           To the Company’s Knowledge, the Company is in compliance with the terms of all applicable export licenses or other approvals;

(c)           There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such export licenses or other approvals;

(d)           To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(e)           To the Comapny’s Knowledge, no consents or approvals for the transfer of export licenses to the Buyer are required, or such consents and approvals can be obtained expeditiously without material cost.

3.34.        Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

3.35.        Acquisition of Arotech Common Stock. In connection with and to the extent that the Stockholder receives shares of Arotech Common Stock, the Stockholder represents as follows.

3.35.1.  The Stockholder understands that the shares of Arotech Common Stock are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Arotech Common Stock as principal for his own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, the Stockholder does not agree to hold any of the Shares for any minimum period of time and reserves the right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such shares of Arotech Common Stock pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. The Stockholder is acquiring the shares of Arotech Common Stock hereunder in the ordinary course. The Stockholder does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the shares of Arotech Common Stock (or any securities which are derivatives thereof) to or through any person or entity; the Stockholder is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require him to be so registered as a broker-dealer.

3.35.2.  At the time the Stockholder was offered shares of Arotech Common Stock, he was, and at the date hereof he is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

3.35.3.  The Stockholder is not purchasing the shares of Arotech Common Stock as a result of any advertisement, article, notice or other communication regarding the shares of Arotech Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

3.35.4.  The Stockholder, either alone or together with his representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the shares of Arotech Common Stock, and has so evaluated the merits and risks of such investment. The Stockholder is able to bear the economic risk of an investment in the shares of Arotech Common Stock and, at the present time, is able to afford a complete loss of such investment.

3.35.5.  The Stockholder acknowledges that he has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Arotech concerning the terms and conditions of the offering of the shares of Arotech Common Stock and the merits and risks of investing in such shares of Arotech Common Stock; (ii) access to information about Arotech and its financial condition, results of operations, business, properties, management and prospects sufficient to enable him to evaluate his investment; and (iii) the opportunity to obtain such additional information that Arotech possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of the Stockholder or his representatives or counsel shall modify, amend or affect the Stockholder’s right to rely on the truth, accuracy and completeness of the Buyer’s representations and warranties contained in this Agreement. The Stockholder has sought such accounting, legal and tax advice as he has considered necessary to make an informed decision with respect to his acquisition of the shares of Arotech Common Stock.

3.35.6.  Other than with respect to the transactions contemplated herein, since the earlier to occur of (1) the time that the Stockholder was first contacted by the Buyer or any other Person regarding the transactions contemplated hereby and (2) the tenth (10th) day prior to the date of this Agreement, no Stockholder nor any Affiliate of the Stockholder which (x) had Knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to the Stockholder’s investments or trading or information concerning the Stockholder’s investments, including in respect of the shares of Arotech Common Stock, and (z) is subject to the Stockholder’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with any the Stockholder or Trading Affiliate, effected or agreed to effect any transactions in the securities of Arotech (including, without limitation, any Short Sales involving Arotech’s securities). Notwithstanding the foregoing, in the case of a Stockholder and/or Trading Affiliate that is, individually or collectively, a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Stockholder’s or Trading Affiliate’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Stockholder’s or Trading Affiliate’s assets, the representation set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the financing transaction contemplated by this Agreement. Other than to other Persons party to this Agreement, the Stockholder has maintained the confidentiality of all disclosures made to him in connection with this transaction (including the existence and terms of this transaction).

3.35.7.  The Stockholder has independently evaluated the merits of his decision to purchase shares of Arotech Common Stock pursuant to this Agreement, and the Stockholder confirms that he has not relied exclusively on the advice of Arotech’s business and/or legal counsel in making such decision. The Stockholder understands that nothing in this Agreement or any other materials presented by or on behalf of the Buyer or Arotech to the Stockholder in connection with the purchase of the shares of Arotech Common Stock constitutes legal, tax or investment advice. The Stockholder has consulted such legal, tax and investment advisors as he, in his sole discretion, has deemed necessary or appropriate in connection with his purchase of Arotech Common Stock.

3.35.8.  The Stockholder understands that the shares of Arotech Common Stock are being offered and sold to him in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Arotech is relying in part upon the truth and accuracy of, and the Stockholder’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Stockholder to acquire the shares of Arotech Common Stock.

3.35.9.  The Stockholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the shares of Arotech Common Stock or the fairness or suitability of the investment in the shares of Arotech Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the shares of Arotech Common Stock.

3.35.10.  The Stockholder is aware that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Arotech Common Stock and other activities with respect to the Arotech Common Stock by the Stockholder.

3.35.11.  The Stockholder’s principal residence is in the jurisdiction set forth in the preamble to this Agreement.

3.35.12.  The purchase by the Stockholder of the shares of Arotech Common Stock issuable to him under this Agreement will not result in the Stockholder (individually or together with any other Person with whom the Stockholder has identified, or will have identified, itself as part of a “group” in a public filing made with the Commission involving Arotech’s securities) acquiring, or obtaining the right to acquire, in excess of 19.999% of the outstanding shares of Arotech Common Stock or the voting power of Arotech on a post transaction basis that assumes that the Closing shall have occurred. None of the Stockholder presently intends to, alone or together with others, make a public filing with the Commission to disclose that he has (or that he together with such other Persons have) acquired, or obtained the right to acquire, as a result of the Closing (when added to any other securities of Arotech that he or they then own or have the right to acquire), in excess of 19.999% of the outstanding shares of Arotech Common Stock or the voting power of Arotech on a post transaction basis that assumes that the Closing shall have occurred.

3.36.         Disclosure. No representation or warranty of the Company or the Stockholder contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Company or the Stockholder to be material to the Purchase/Sale and which is necessary to make the representations and warranties of the Company and of the Stockholder herein contained, taken as a whole, not misleading, to the Knowledge of the Company or the Stockholder, has been intentionally withheld from, or has not been delivered in writing to, the Buyer.

ARTICLE IV

Representations and Warranties of Buyer

The Buyer represents and warrants to the Stockholder that, except as set forth in the appropriately numbered Disclosure Schedule delivered by the Buyer to the Stockholder:

4.1.           Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

4.2.           Authority. The Buyer has full corporate power and authority (i) to execute and deliver all documents to be executed by the Buyer in connection with or pursuant to this Agreement; (ii) to perform its obligations under this Agreement and (iii) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of the Buyer or a duly authorized committee thereof and no other corporate proceedings on the part of the Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitute the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

4.3.           No Conflict. Neither the execution, delivery and performance of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of the Buyer, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Buyer, or by which any property or asset of the Buyer is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, pledge, security interest, charge or other encumbrance on any property or asset of the Buyer pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer is a party, or by which the Buyer is bound or affected.

4.4.           Consents and Approvals. The execution, delivery and performance of this Agreement by the Buyer does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority or with any third party, except for filings with the Securities and Exchange Commission and the Nasdaq Stock Market. The Buyer is not aware of any reason why the approvals, consents and waivers of Governmental Authorities referred to herein should not be obtained.

4.5.           Validly Issued. The Arotech Common Stock, when issued under this Agreement, will be duly authorized, validly issued in compliance with all applicable Laws and fully paid and non assessable.

4.6.           Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any schedule, certificate, list or other writing furnished by the Buyer to the Stockholder pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Buyer to be material to the Purchase/Sale and which is necessary to make the representations and warranties of the Buyer herein contained, taken as a whole, not misleading, to the Knowledge of the Buyer, has been withheld from, or has not been delivered in writing to, the Stockholder.

ARTICLE V

Covenants of the Parties

5.1.           Legal Conditions to Purchase/Sale. Each of the Buyer, the Stockholder and the Company shall use commercially reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such parties with respect to the Purchase/Sale and, subject to the conditions set forth in Article VI, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained in connection with the Purchase/Sale and the other transactions contemplated by this Agreement.

5.2.           Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Buyer with full title to the Company Common Stock, each party to this Agreement shall take all such necessary action as may be reasonably requested by the Buyer.

5.3.           Ordinary Course Operations. Except as contemplated by this Agreement or to the extent that the Buyer otherwise consents in writing, which consent will not be unreasonably conditioned, delayed or withheld, during the period from the date of this Agreement to the Closing, the Company will conduct its operations in its ordinary course of business, consistent with historical practice (including with respect to quantity and frequency), and the Company will use commercially reasonable efforts to preserve intact in all material respects its business organizations, to maintain in all material respects its present business and to maintain in all material respects satisfactory relationships with customers, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Closing the Company will not, without the prior written consent of the Buyer, which consent will not be unreasonably conditioned, delayed or withheld:

(a)           amend or otherwise change its certificate of incorporation or bylaws;

(b)           sell, transfer, license or dispose of, or authorize the sale, transfer or disposition of, (i) any equipment or other capital assets or (ii) any other assets of the Company, except for sales under this clause (i) in the Company’s ordinary course of business consistent with historical practice (including with respect to quantity and frequency);

(c)           acquire (including without limitation by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or all or a material portion of the assets of any corporation, partnership, limited liability company, other business organization or any division thereof;

(d)           increase (except in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency)) the compensation payable or to become payable to its officers or employees or grant (except in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency)) any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(e)           make any change with respect to the Company’s accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies;

(f)           make any loan to any officer, director, employee, consultant, agent or shareholder of the Company other than advances to such Persons in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency in connection with bona fide business expenses);

(g)           pay, discharge or satisfy any claims, liabilities or obligations in excess of $10,000 (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency);

(h)           issue, deliver, sell, pledge, dispose of, grant or transfer, or authorize the issuance, delivery, sale, pledge, disposition, grant or transfer of, any shares of capital stock of the Company of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock;

(i)           make any capital expenditures other than those which are made in the ordinary course of business consistent with historical practice (including with respect to quantity and frequency) or are necessary to maintain existing assets in good repair;

(j)           create, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract disclosed in Schedule 3.27, other than actions in the Company’s ordinary course of business consistent with historical practice (including with respect to quantity and frequency);

(k)           solicit any offers for, respond to any unsolicited offers for, or enter into or conduct any negotiations in respect of any of the foregoing;

(l)           in any way assist or encourage any person in connection with any proposed acquisition of any Company Common Stock or any assets of the Company (other than sales of its products in the ordinary course of business). authorize, or enter into any formal or informal agreement or otherwise make any commitment to do, any of the foregoing; or

(m)           take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue, incomplete or incorrect, other than any such action which would not have a Material Adverse Effect;

provided, however, that in the event that the Company would be prohibited from taking any action by reason of this Section 5.3 without the prior written consent of the Buyer, such action may nevertheless be taken without such consent if the Company is required to do so by law and the Company prior to taking such action informs the Buyer in writing of such requirement.

The Buyer acknowledges that the Company, prior to the Closing, will authorize and pay distributions to the Stockholder of an amount reasonably estimated to fund the Subchapter S Tax Liabilities of the Stockholder and for an income distribution from the Company for 2007, on the dates, in the amounts and in respect of the periods set forth in Schedule 5.3 hereto, all of which payments shall not exceed any amount necessary for the Stockholder and Company to comply with the 2007 net income (not less than $185,000) and net worth (not less than $500,000) requirements set forth in Section 3.14.

5.4.           Post-Closing Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Stockholder for certain tax matters following the Closing Date:

5.4.1.   The Stockholder shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date. The Buyer shall provide the Stockholder with all access reasonably required to the financial records of the Company to prepare such Tax Returns. The Stockholder shall permit the Buyer to review and approve of each such Tax Return described in the preceding sentence prior to filing, which approval shall not be unreasonably withheld or delayed. The Stockholder confirms that the amounts specified in Schedule 5.4.1 have prior to the date of this Agreement been distributed by the Company to the Stockholder to fund the Stockholder’s Subchapter S Tax Liabilities with respect to the income realized by the Company in 2007. Other than as set forth in Section 5.3 above, the Stockholder agrees that any further distributions that are made to him by the Company from the date of this Agreement to the Closing will be limited to the amounts that the Stockholder estimates will be necessary, to fully fund the Stockholder’s Subchapter S Tax Liabilities for the period from January 1, 2008 through and including the Closing Date. If, based upon the Tax Returns prepared for the Company by the Stockholder and approved by the Buyer for the period from January 1, 2008 through and including the Closing Date, the amounts payable by the Stockholder as Subchapter S Tax Liabilities are more or less than the sum of all distributions made by the Company to the Stockholder to fund such Subchapter S Tax Liabilities, then (i) if the amounts distributed exceed such Subchapter S Tax Liabilities, the Stockholder shall immediately refund such excess to the Company and (ii) if the amounts distributed are less than such Subchapter S Tax Liabilities, the Company shall immediately make a distribution of such deficiency to the Stockholder. In either instance, the amount paid by or to the Stockholder shall be recorded as a correcting adjustment to the amounts distributed by the Company to the Stockholder, while he continued to be the holder of the Company Common Stock. Any dispute regarding the computation of the Company Tax Liabilities of the Stockholder shall be resolved in the manner described in Section 10.1. The amount payable under this Section shall be in addition to all other amounts payable by the Buyer under this Agreement. Except as expressly provided in this Section, the Stockholder shall be solely responsible for the payment of Taxes due under such Tax Returns (whether or not shown in those Tax Returns) and shall indemnify and hold the Company and the Buyer harmless from any liability for any Taxes of the Company for all Taxable periods (or portions thereof) ending on or prior to the Closing Date.

5.4.2.   The Buyer shall cause the Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending after the Closing Date.

5.4.3.   At Buyer’s option, upon written request the Stockholder shall join with the Buyer in making an election under Section 338(h)(10) of the Code (and any other corresponding election under state, local, or foreign law) with respect to the transactions contemplated by this Agreement, and the Stockholder shall cooperate in good faith with Buyer in making that election. The Stockholder shall include any income, gain, loss, deduction or other tax item resulting from the election under Section 338(h)(10) on his Tax Returns to the extent required by applicable law. As a condition to the agreement and cooperation of the Stockholder in making the election under Section 338(h)(10), Buyer agrees to reimburse Stockholder for all additional federal and state income tax incurred by Stockholder (or the Company prior to the Closing Date) as a result of making that election. If a Code Section 338(h)(10) election is made, the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes in a manner consistent with Code Sections 338 and 1060 and the Treasury Regulations thereunder, as determined by the Buyer in its sole discretion. The Buyer, the Company, and the Stockholder shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. The Stockholder shall cause the Stockholder’s Accountant, as soon as reasonably possible after the Stockholder receives the written request from the Buyer regarding an election under 338(h)(10), to prepare and to provide to the Buyer a written determination of all such additional taxes and such amount shall be payable by the Buyer to the Stockholder not later than twenty days before such taxes will be payable by the Stockholder. Any dispute regarding the computation of the taxes payable by the Stockholder as a result of the election under Section 338(h)(10) shall resolved in the manner described in Section 10.1. The amount payable under this Section shall be in addition to all other amounts payable by the Buyer under this Agreement.

5.4.4.   The Buyer, the Company and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes, with the Stockholder having the right and responsibility to conduct and resolve (and to indemnify the Buyer and the Company from any liability with respect to) the audit of any returns filed pursuant to Section 5.4.1 and with the Buyer having the right and responsibility to conduct and resolve (and to indemnify the Stockholder from any liability with respect to) the audit of any returns filed pursuant to Section 5.4.2. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholder agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and the Stockholder, as the case may be, shall allow the other party to take possession of such books and records.

5.4.5.   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid when due by the Person to whom or which such Taxes are assessed under applicable law and each Person will, at such Person’s own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, all other Persons will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

5.5.           Full Access. The Company and the Stockholder will permit representatives of the Buyer to have full access during normal business hours to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. The Buyer will treat and hold and use as such any confidential information it receives in the course of the reviews contemplated by this Section 5.5, solely in accordance with the terms of the confidentiality agreement, dated May 31, 2007 (the “Confidentiality Agreement”), between the Buyer and the Stockholder and, if this Agreement is terminated for any reason whatsoever, agrees to destroy or return to the Company all tangible embodiments (and all copies) thereof which are in its possession in accordance with the terms of the Confidentiality Agreement.

5.6.           Notice of Developments. Each party will give prompt written notice to the others of any development (i) causing a breach of any of its own representations and warranties in Articles III and IV above and (ii) any development which would cause a breach of such representations and warranties if such representations and warranties were required to be correct and complete on each day from the date of this Agreement to the Closing Date. No disclosure by any party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.7.           No Solicitation. Neither the Company nor the Stockholder shall, nor shall either of them authorize or permit any of their Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of them or any of their Affiliates, to (a) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement or understanding with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company, the Stockholder or any of their respective Affiliates had Knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.7 by the Company and its Affiliates. The Company and the Stockholder shall notify the Buyer in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after receipt of any Acquisition Proposal or receipt of any inquiries with respect to any Acquisition Proposal, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Acquisition Proposal. The Company and the Stockholder immediately shall cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal. Neither the Company nor the Stockholder shall release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. “Acquisition Proposal” means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company (other than sales of the Company’s products in the ordinary course of business consistent with past practice).  This obligation shall terminate automatically if, for any reason, Closing is not consummated on or before February 19, 2008 as set forth in Section 7.1.

5.8.           Noncompetition.

5.8.1.   Commencing on the date hereof and ending two years after the termination of the Stockholder’s employment with the Company (irrespective of the reason for such termination), the Stockholder shall not, directly or indirectly, except on behalf and at the request of the Company: (i) control, manage, be employed or engaged by, provide services to or otherwise be connected with – whether as an individual proprietor, partner, officer, director, employee, consultant, 3% or greater shareholder, broker, finder, joint venturer or otherwise – any company or other entity which competes or intends to compete with the business then being conducted by the Company; (ii) sell, license, lease or otherwise transfer – or offer to sell, license, lease or otherwise transfer – any competitive products (i.e., products similar to and/or competing with those then being offered by the Company) to any of the Company’s Customers, or (iii) render any services to any of the Company’s Customers of the type rendered by the Company to its customers generally or to any of its customers. This restrictive covenant is of the essence of this Agreement, and the Stockholder understands that the Buyer would not be purchasing the Company were the Stockholder not willing to make this commitment.

5.8.2.  Commencing on the date hereof and ending two years after the termination of the Stockholder’s employment with the Company (irrespective of the reason for such termination), the Stockholder shall not solicit nor in any manner encourage other employees of the Company to leave its employ. The Stockholder further agrees that during that two-year period he will not offer, or cause to be offered, employment to any person who was employed by the Company at any time during the three months prior to the termination of his employment with the Company.

5.8.3.  The Stockholder acknowledges that the provisions set forth in this Section 5.8 are fair and reasonable. The Stockholder further acknowledges that the Company will be irreparably harmed if the Stockholder’s obligations under this Section 5.8 are not specifically enforced and that the Company would not have an adequate remedy at law in the event of an actual or threatened violation by the Stockholder of the Stockholder’s obligations hereunder. Therefore, and in addition to any and all other remedies to which it may be entitled, the Company shall be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violations or breach by the Stockholder without the necessity of the Company showing actual damages or that monetary damages would not afford an adequate remedy, and without posting a bond.

5.8.4.  The provisions of this Section 5.8 shall survive the expiration or termination of this Agreement regardless of the reasons therefor. Furthermore, the period of time during which the restrictions set forth in Sections 5.8.1 and 5.8.2 above shall be in effect shall be extended by the length of time during which the Stockholder is in breach of any of the terms of such respective subsections. The Company shall be a third-party beneficiary of the provisions of this Section 5.8.

5.9.           Supplemental Financial Information. The Company and the Stockholder shall deliver to the Buyer, without charge, the following financial information (the “Supplemental Financial Information”): (i) within forty days after each fiscal quarter ending after the date hereof and prior to the Closing Date, the unaudited balance sheet of the Company as of the end of such quarter and the unaudited statements of income, stockholders’ equity and cash flows of the Company for such quarter and for the portion of the fiscal year then completed, (ii) within seventy-five days after each fiscal year ending after the date hereof and prior to the Closing Date, the audited balance sheet of the Company as of the end of such year and the audited statements of income, stockholders’ equity and cash flows of the Company for such year, in each case prepared in a manner consistent with prior years, certified by the Company’s Accountant, and (iii) promptly upon the reasonable request by the Buyer, such additional financial information as may be required in connection with any filing by the Buyer pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of the Company for the period covered, subject, in the case of unaudited financials, to normal year-end adjustments.

ARTICLE VI

Conditions to Closing

6.1.           Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, none of which may be waived:

6.1.1.  No order, injunction or decree (whether temporary, preliminary or permanent) issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Purchase/Sale or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Authority seeking an such injunction, decree, restraint or prohibition shall be pending. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction, which prohibits, restricts or makes illegal the consummation of the Purchase/Sale or any of the other transactions contemplated by this Agreement.

6.1.2.  Any filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Authorities) required for the consummation of the transactions contemplated by this Agreement, including any necessary assignments, shall have been made or obtained and all such approvals and authorizations (the “Requisite Regulatory Approvals”) obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Authority.

6.2.           Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are, at the option of the Buyer, subject to the fulfillment of all of the following conditions on the dates specified below:

6.2.1.  The Buyer shall be satisfied with its business, customer, legal, environmental, and accounting due diligence.

6.2.2.  The Company and the Stockholder shall have demonstrated to the Buyer’s satisfaction that the unaudited financial statements of the Company for the twelve months ended December 31, 2007 reflect net income of not less than $185,000 and net worth (net assets minus net liabilities) of not less than $500,000.

6.2.3.  The board of directors of the Buyer shall have approved the Closing of the transactions contemplated by this Agreement.

6.2.4.  Since January 1, 2007, there shall not have occurred any distributions to the Stockholder other than the distributions set forth in Sections 5.3, 5.4 and Schedules 3.17, 5.3 and 5.4.1 hereto.

6.2.5.  As of the Closing, none of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon the Buyer or any of its subsidiaries that the Buyer reasonably determines would materially impair the value of the Company to the Buyer or be materially burdensome (a “Burdensome Condition”).

6.2.6.  As of the Closing, the Company shall not, in the Buyer’s sole judgment, have suffered any Material Adverse Change since the date of this Agreement.

6.2.7.  As of the Closing, the Stockholder shall have delivered to the Buyer a written notice confirming that (i) each of the conditions to the Stockholder’s obligations under this Agreement that are specified in Section 6.3 have been satisfied or waived by the Stockholder, (ii) each of the representations and warranties of the Stockholder and the Company in this Agreement is true and correct in all material respects on and as of the Closing Date, and (iii) on and as of the Closing Date, the representations of the Company and of the Stockholder contained in Section 3.36 of this Agreement are true and correct in all respects.

6.2.8.  As of the Closing, each of the representations and warranties of the Stockholder and the Company in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

6.2.9.  On or prior to the Closing, the Stockholder and the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Stockholder and the Company to be performed or complied with by the Stockholder or the Company at or prior to the Closing under this Agreement.

6.2.10.  On or prior to the Closing, the Company shall have entered into an employment agreement in the form of Exhibit 6.2.10 with Richard Romano as a full-time employee for a term ending four years after the date of Closing and guaranteed by Arotech and Buyer.

6.2.11.  On or prior to the Closing, the Buyer shall have received the opinion of Cardelli, Lanfear & Buikema, dated as of the Closing Date, with respect to the matters set forth in Schedule 6.2.11.

6.2.12.  At the Closing, the members of the board of directors of the Company will, at the option of the Buyer, deliver their resignations to the Buyer.

6.2.13.  At the Closing, the Stockholder and all signatories on the Company’s bank accounts will, at the option of the Buyer, sign all papers necessary to replace such signatories with designees of the Buyers.

6.2.14.  At the Closing, the Stockholder will deliver to the Buyer a general release, substantially in the form of Exhibit 6.2.14, releasing the Company from any and all manner of actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims and demands whatsoever, which the Stockholder ever had, has, or may have, against the Company, excepting those obligations created by this Agreement.

6.2.15.  As of the Closing, neither the Company nor the Stockholder shall have taken any action or made any payments that would result, either individually or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

6.2.16.  At the Closing, the Company shall deliver to the Buyer an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations § 1.897-2(h) so that the Buyer is exempt from withholding any portion of the Closing Consideration thereunder.

6.3.           Conditions to Obligations of the Company and the Stockholder. The obligations of the Company and the Stockholder under this Agreement are, at the option of the Company and the Stockholder, subject to the fulfillment or written waiver by the Stockholder of all of the following conditions on or before the dates specified below:

6.3.1.  As of the Closing, the Buyer shall have delivered to the Stockholder a written notice confirming that (i) each of the conditions to the Buyer’s obligations under this Agreement that are specified in Section 6.2 have been satisfied or waived by the Buyer, (ii) each of the representations and warranties of the Buyer in this Agreement is true and correct in all material respects as of the Closing Date, and (iii) on and as of the Closing Date, the representations of the Buyer contained in Section 4.5 of this Agreement are true and correct in all respects.

6.3.2.  As of the Closing, each of the representations and warranties of the Buyer in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

6.3.3.  On or prior to the Closing, the Buyer shall have performed in all material respects all obligations and complied in all material respects with all of the respective agreements or covenants to be performed or complied with by the Buyer at or prior to the Closing under this Agreement.

6.3.4.  On or prior to the Closing, the Stockholder shall have received the opinions of Hooper, Hathaway, Price, Beuche & Wallace and of Yaakov Har-Oz, Esq., dated as of the Closing Date, with respect to the matters set forth in Schedules 6.3.4(a) and 6.3.4(b).

ARTICLE VII

The Closing

7.1.           Closing. Subject to the terms and conditions of this Agreement, the closing of the Purchase/Sale (the “Closing”) will take place at 10:00 a.m. on or before February 19, 2008, or at such other date as is mutually approved by the Company and the Buyer (the “Closing Date”), at the offices of the Company in Royal Oak, Michigan, or at such other time and place as the Buyer and the Stockholder may otherwise agree in writing.

7.2.           Deliveries at Closing. Subject to satisfaction of the conditions precedent set forth in this Agreement, at the Closing the parties will deliver the following:

7.2.1.  The Buyer shall pay to the Stockholder by wire transfer of funds, to an account to be specified by the Stockholder in writing and transmitted to the Buyer as set forth in Section 11.2 hereof at least two (2) business days prior to the Closing Date, the Cash Consideration specified in Section 2.4.1.

7.2.2.  The Buyer shall cause Arotech to issue and deliver to the Stockholder an original stock certificate representing the shares of Arotech Common Stock issuable to the Stockholder as the Closing Stock Consideration specified in Section 2.4.2.

7.2.3.  The Stockholder shall deliver to the Buyer (i) the original stock certificate(s) representing all of the shares of Company Common Stock, and (ii) such other instruments of sale, transfer, conveyance and assignment, including without limitation an undated stock power executed in blank, as Buyer and its counsel may reasonably request to effect the transactions contemplated hereby.

7.2.4.  The parties shall exchange all other documents that the Company or the Buyer may reasonably request be delivered at the Closing so as effectively to consummate the transactions contemplated hereby.

ARTICLE VII

Indemnification and Remedies

8.1.           Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement and any other agreement or certificate delivered pursuant to this Agreement shall survive the Closing for a period of five (5) years immediately following the Closing Date, except that (i) the Stockholder’s representations and warranties contained in Sections 3.10, 3.18, 3.19, 3.21 and 3.23 shall survive until the statute of limitations applicable to the matters set out therein has expired, (ii) the Stockholder’s representations and warranties contained in Sections 3.36, 3.3, 3.4, 3.5, 3.14, 3.15, 3.26, and 3.34 shall survive without limitation as to time, and (iii) the Buyer’s representations and warranties contained in Section 4.5 shall survive without limitation as to time. Each of the covenants set forth in this Agreement will survive the Closing.

8.2.           Indemnified Claims.

8.2.1.  The Stockholder shall indemnify and hold harmless the Buyer, affiliates of the Buyer, the officers, directors, agents and employees of the Buyer and of any of the Buyer’s affiliates, and the Company, and their respective personal representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), against and in respect of any and all claims, suits, actions, assessments, costs, expenses, damages, liabilities, losses and deficiencies, including, without limitation, reasonable counsel fees and other costs and expenses incident to investigating or defending any claims, suit, or action commenced or threatened, any interest or penalties, and any and all amounts paid in settlement of any claim, suit or action (“Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Company or the Stockholder in this Agreement, (ii) the breach by the Stockholder of any covenant, agreement or other obligation to be performed, or complied with, by the Stockholder under this Agreement or (iii) the breach by the Company of any covenant, agreement or other obligation to be performed, or complied with, by the Company under this Agreement on or prior to the Closing Date.

8.2.2.  The Buyer shall indemnify and hold harmless the Stockholder and his personal representatives, successors, and assigns (collectively, the “Seller Indemnified Parties”), against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Buyer in this Agreement and (ii) the breach by the Buyer of any covenant, agreement or other obligation to be performed by or complied with the Buyer hereunder.

8.2.3.  Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnified Party.”

8.2.4.  The provisions of Section 8.2.1 and Section 8.2.2 constitute the sole remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any inaccuracy in any representation or the breach of any warranty made by the Buyer, the Company or the Stockholder in this Agreement subject to the terms and conditions of this Article VIII.

8.2.5.  All claims for indemnification by any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, will be determined net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements directly or indirectly received by such Person or any of such Person’s affiliates in connection with such claim or the circumstances giving rise thereto. The Company, each Buyer Indemnified Party and each Seller Indemnified Party agrees to use commercially reasonable efforts to pursue such insurance proceeds and any third party payments in good faith and in recognition of the interests of the Buyer. The parties agree that for purposes of the preceding sentence it shall not be commercially reasonable to refrain from making a claim under an insurance policy solely because the payment of the claim may result in increased insurance premiums in the future.

8.2.6.  In the case of any claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party, unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, (ii) upon the request of the Indemnifying Party, the Indemnifying Party is unable to provide reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, (iii) such claim or demand relates to the Indemnified Party’s customer, supplier, employee or sales representative relationships or otherwise implicates the ongoing operation of the Indemnified Party’s business, or (iv) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clauses (i), (ii), (iii) or (iv) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably conditioned, delayed or withheld. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

8.3.           Setoff. Notwithstanding any other provisions herein to the contrary, to the extent that the Buyer shall be entitled to recover Losses pursuant to Section 8.2 or any amounts are due to the Buyer pursuant to the terms of this Agreement, then the Buyer shall be entitled to setoff such Losses or amounts owed against (i) any funds remaining in the Indemnity any Earnout Consideration payable to the Stockholder pursuant to Section 2.5.

8.4.           No Circular Recovery. The Stockholder hereby agrees that he will not make any claim for indemnification against the Buyer or the Company by reason of the fact that the Stockholder was a controlling person, director, employee or representative of the Company or was serving as such for another Person at the request of the Buyer or the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation or otherwise) with respect to any claim brought by the Buyer or the Company against the Stockholder relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by the Buyer or the Company against the Stockholder relating to this Agreement and any of the transactions contemplated hereby, the Stockholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by the Stockholder pursuant to this Article VIII.

ARTICLE IX

Termination and Expenses

9.1.           Termination. This Agreement may be terminated and the Purchase/Sale and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the board of directors of the Buyer and the Stockholder of the Company, under the following circumstances:

9.1.1.  By mutual written consent duly authorized by the board of directors of the Buyer and the Company;

9.1.2.  By either the Buyer or the Stockholder if the Closing shall not have occurred on or before February 19, 2008 or such later date as the parties may have agreed upon in writing; provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

9.1.3.  By either the Buyer or the Stockholder (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the earlier of the Closing or within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto.

9.2.           Effect of Termination; Expenses.

9.2.1.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith terminate, and there shall be no liability on the part of any party hereto, except as otherwise provided below.

9.2.2.  If this Agreement is terminated by the Stockholder in accordance with Section 9.1.3 or by the Buyer for any reason other than the reasons set forth in Section 9.1.3, then the Stockholder shall have the right to seek and secure recovery from the Buyer for (i) all damages permitted or required under applicable law as a result of any breach of this Agreement by the Buyer, and (ii) an amount equal to (i) $25,000, less (ii) any amounts paid by the Buyer in respect of the expense of having the Company’s financial statements audited and/or reviewed.

9.2.3.  If this Agreement is terminated by the Buyer for the reasons set forth in Section 9.1.3 or by the Stockholders for any reason other than in accordance with Section 9.1.3, then the Buyer shall have the right to seek and secure recovery from the Stockholder and the Company for all damages permitted or required under applicable law as a result of any breach of this Agreement by the Stockholder or the Company.

9.2.4.  If this Agreement is terminated by the Buyer for the reasons set forth in Section 9.1.3 or by the Stockholders for any reason other than in accordance with Section 9.1.3, and at any time prior to October 23, 2008 any third party shall acquire, either through a stock acquisition, asset purchase, merger or other business combination, a majority interest in the Company or its assets, then in addition to any amounts payable to the Buyer pursuant to the operation of Section 9.2.3, the Stockholders shall at the closing of such sale pay to the Buyer, in cash, an amount equal to all out-of-pocket costs and expenses (but in no event in an amount in excess of $75,000), including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by the Buyer in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

ARTICLE X

Arbitration

10.1.         Computation of the Purchase Price. If the Stockholder disputes the Buyer’s computation of the Earnout Consideration pursuant to Section 2.5, then the Stockholder shall have thirty days from the date of delivery of the written notice advising the Stockholder of that computation to notify the Buyer that the Stockholder disputes the computation. If the Stockholder shall not have delivered a written notice advising of a dispute (the “Dispute Notice”) within such thirty day period, then the computation specified in the written notice delivered by the Buyer shall be final and the payment shall be made by the Buyer pursuant to that computation. If the Stockholder has delivered a Dispute Notice within such thirty day period, then the Stockholder’s Accountant and the Buyer’s Accountant shall attempt to resolve the dispute regarding the disputed computation within twenty days after the date of delivery of the Dispute Notice and, if they are able to agree upon a resolution, to deliver within such twenty day period a written notice (the “Resolution Notice”) to the Buyer and the Stockholder, and the computation confirmed in that Resolution Notice shall be final and if based upon such Resolution Notice any additional amount is payable by the Buyer, such party shall pay such amount within five business days after the date that the Resolution Notice is delivered to the Stockholder. If the Stockholder’s Accountant and the Buyer’s Accountant have not delivered a Resolution Notice within such twenty day period, then the Stockholder’s Accountant and the Buyer’s Accountant, within such twenty day period, by written notice delivered to the Buyer and the Stockholder, shall select an independent accounting firm of nationally recognized standing (the “Unaffiliated Accountant”) to review the review and resolve the disputed computation based upon the principles stated in this Agreement and, to the extent not inconsistent with the principles stated in this Agreement, GAAP. The Unaffiliated Accountant shall, as soon thereafter as is possible, complete its review and make its determination of the appropriate computation of the disputed computation and shall deliver written notice (the “Review Notice”) to the Buyer and Stockholder specifying that computation. The determination of the computation made by the Unaffiliated Accountant shall be final and if based upon such Review Notice any additional amount is payable by the Buyer, the Buyer shall pay such amount within five Business Days after the date that the Review Notice is delivered to the Buyer and the Stockholder. The fees of the Buyer’s Accountant shall be paid by the Buyer. The fees of the Stockholder’s Accountant shall be paid by the Stockholder. The fees of the Unaffiliated Accountant shall be paid one-half by the Buyer and one-half by the Stockholder.

10.2.         Arbitration. Except as provided in Section 10.1 with respect to dispute over the computation of the Purchase Price, any dispute between the Buyer and the Stockholder with respect to this Agreement, including, without limitation, any dispute regarding any Claim for indemnity under Article VIII, must be submitted to and resolved by arbitration through the American Arbitration Association (the “Association”). The arbitration will be conducted through the offices of the Association in Southfield, Michigan. The arbitration will be implemented under the rules and procedures of the Association for commercial disputes. The decision of the arbitrator(s) will be conclusive and binding upon the Buyer and the Stockholder and will not be subject to any challenge or appeal. The decision of the arbitrator will be enforceable by either party through the order of any court of competent jurisdiction.

ARTICLE  XI

Miscellaneous

11.1.         Assignment. Except as provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.2.         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (with a delivery receipt), fax (with confirmation of receipt), guaranteed overnight delivery service (with a delivery confirmation) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

If to the Company, to:

Realtime Technologies, Inc.
1523 North Main Street
Royal Oak, Michigan 48067
Attention:      Dean Krutty
Telephone:    1-248-548-4876
Fax:                 1-248-548-6036
E-mail:            dean@faac.com

With a copy to:

Yaakov Har-Oz, Esq.
Vice President and General Counsel
Arotech Corporation
c/o Electric Fuel Ltd.
One HaSolela Street, Western Industrial Zone
Beit Shemesh 99000, Israel
Telephone:     011-972-2-990-6623
Fax:                  011-972-2-990-6688
E-mail:             yaakovh@arotech.com

If to the Stockholder, to:

Richard Romano
712 Park Avenue
Royal Oak, Michigan 48067
Telephone:    1-248-591-7079
Fax:                 1-248-548-6036
E-mail:             romano@simcreator.com

With a copy to:

Eric A. Buikema, Esq
Cardelli, Lanfear & Buikema
332 West Lincoln
Royal Oak, Michigan 48067
Telephone:    1-248-544-1100
Fax:                 1-248-544-1191
E-mail:             ebuikema@cardellilaw.com

If to Buyer, to:

FAAC Incorporated
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Attention:      Chairman and CEO
Telephone:    1-734-761-5836
Fax:                 1-734-761-5368
E-mail:             ehrlich@arotech.com

With a copy to:

Yaakov Har-Oz, Esq.
Vice President and General Counsel
Arotech Corporation
c/o Electric Fuel Ltd.
One HaSolela Street, Western Industrial Zone
Beit Shemesh 99000, Israel
Telephone:     011-972-2-990-6623
Fax:                  011-972-2-990-6688
E-mail:             yaakovh@arotech.com

And a copy to:

James R. Beuche, Esq.
Hooper, Hathaway, Price, Beuche & Wallace
126 South Main Street
Ann Arbor, Michigan 48104
Telephone:    1-734-662-4426
Fax:                 1-734-662-9559
E-mail:             jbeuche@hooperhathaway.com

or at such other address for a party as shall be specified by like notice.

11.3.         Expenses. Subject to the provisions of Section 9.2, each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not they are completed; provided, however, that the Stockholder shall be required to reimburse the Company for (i) any fees or other expenses payable by the Company to any investment banker or other financial advisor for services rendered in connection with the transactions contemplated by this Agreement and (ii) any expenses incurred by the Company in connection with the transactions contemplated by this Agreement. In the event of any conflict between this provision and the indemnification or termination provisions of this Agreement, the indemnification or termination provisions, as the case may be, shall control.

11.4.         Press Releases and Public Announcements. The parties will consult with respect to the appropriate public disclosure to be made with respect to the transactions contemplated hereby, and will make no such disclosure without reasonable notice to the other party prior to such disclosure. Notwithstanding the foregoing, the Company understands that the federal securities laws and applicable stock exchange listing agreements require Buyer to make certain disclosures of material events, including without limitation the execution of this Agreement. Buyer will use reasonable efforts to consult with the Company before providing any information about this Agreement or the Company in accordance with such requirements.

11.5.         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6.         Governing Law and Disputes. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of State of Michigan, without giving effect to its conflict of laws rules thereof. Disputes under this Agreement are to be resolved as provided in Article X above. Any dispute with respect to the validity or applicability of the arbitration provisions of this Agreement or any other dispute that for any reason shall be claimed not to be subject to the arbitration provisions of this Agreement shall be litigated exclusively in the state or federal courts sitting in Washtenaw County, Michigan, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection to the jurisdiction or convenience thereof.

11.7.        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.8.         Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a year shall refer to a portion thereof. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

11.9.         Further Assurances.

11.9.1.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. Each of the Company, the Stockholder and the Buyer will use their respective best efforts to obtain all Requisite Regulatory Approvals prior to the Closing Date.

11.9.2.  In the event that following the Closing Date, the Buyer becomes aware that there are Requisite Regulatory Approvals that were not obtained prior to the Closing Date, the Stockholder shall promptly take, or cause to be taken, without any further consideration, all such actions necessary to obtain such Requisite Regulatory Approvals within ninety (90) days from the date upon which the Buyer or the Company notifies the Stockholder of the need for such Requisite Regulatory Approvals.

11.10.       Entire Agreement. This Agreement (including the Disclosure Schedule and the other documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, among the parties, or any of them, in connection with such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement under seal as of the day and year first above written.

BUYER:	FAAC Incorporated

By:
Dean Krutty, Chairman and President

COMPANY:	Realtime Technologies, Inc.

By:
Richard Romano, President
STOCKHOLDER:

Richard Romano
GUARANTOR (with respect to Article II and Sections 6.2.10 and 7.2.2 only):	Arotech Corporation

By:
Steven Esses, President and COO

[Signature page to Stock Purchase Agreement]